FOR IMMEDIATE RELEASE


Contact:          Diane Perry or Joseph Kist
                  Edelman Financial
                  212-704-8293 or 212-704-8239


                TOY BIZ, INC. ANNOUNCES PROPOSED ARRANGEMENT WITH
                          MARVEL BONDHOLDERS COMMITTEE

New York, NY, May 21, 1997. Toy Biz, Inc. (NYSE:TBZ) announced today that Toy Biz has signed a proposed term sheet with the Official Bondholders Committee of the holding companies of Marvel Entertainment Group, Inc. (NYSE:MRV) pursuant to which Marvel and Toy Biz would combine to become separate subsidiaries of a new holding company.

Holders of bonds issued by the Marvel holding companies and other Marvel stockholders will invest $300 to $500 million in the combined company in a rights offering for which certain of the bondholders will act as standby purchasers. In connection with the combination, Toy Biz stockholders other than Marvel will receive 40% of the capital stock of the combined company and Marvel stockholders, including holders of the Marvel holding companies bonds, will receive 60% of the capital stock of the combined company.

The proposed arrangement is not legally binding and is subject to approval of Toy Biz's board of directors and shareholders.

As a matter of policy, Toy Biz will not comment on ongoing discussions or rumors with respect to the foregoing.

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